Exhibit 23.2

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 28, 2003, in the Registration Statement (Form S-3) and related Prospectus of Integrated Silicon Solution, Inc. for the registration of 6,900,000 shares of its common stock and to the incorporation by reference therein of our report dated October 28, 2003 with respect to the consolidated financial statements of Integrated Silicon Solution, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2003 filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Jose, California

December 3, 2003